EXHIBIT 2.3

EQUITY TRANSFER AGREEMENT

          EQUITY TRANSFER AGREEMENT dated as of February 24, 2004 (this “Agreement”) among the individuals listed on Schedule A attached hereto (each, a “Transferor” and, collectively, the “Transferors”), Shenzhen Wang Xing Technology Co., Ltd. (the “Company”), a limited liability company organized and existing under the laws of the People’s Republic of China (“PRC”), and the individuals listed on Schedule B attached hereto (each, a “Transferee” and, collectively, the “Transferees”).

          WHEREAS, the Company is a PRC domestic limited liability company duly organized and existing under the laws of the PRC and holds an ICP license issued by the Guangdong Telecommunications Administration to provide Internet information services;

          WHEREAS, each Transferor owns certain equity interests in the Company set forth opposite such Transferor’s name on Schedule A hereto (such interests in the Company, collectively, being referred to herein as the “Equity Interests”); and

          WHEREAS, for good and valuable consideration, the Transferors have agreed to transfer their Equity Interests to the Transferees.

          NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

          SECTION 1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

     “Action” means any claim, action, suit, litigation, arbitration, inquiry, proceeding or investigation by or pending before any Governmental Authority.

     “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

     “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized to close in Hong Kong or Shenzhen.

     “Business License” means the business license issued to the Company by the Shenzhen Municipal Administration of Industry and Commerce reflecting the transfer of the Equity Interests contemplated by this Agreement.

     “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

     “Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including, without limitation, tax liens), violation, charge, lease, license, encumbrance, adverse claim, preferential arrangement, restrictive covenant, condition or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

     “Governmental Authority” means any PRC national, provincial, local or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

     “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

     “Law” means any PRC or non-PRC national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including, without limitation, common law).

     “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, group, trust, association or other organization or entity or a government or a political subdivision, agency or instrumentality of a government.

          SECTION 2. Equity Transfer. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), each Transferor shall sell and transfer to the Transferees the Equity Interest set forth opposite such Transferor’s name on Schedule A hereto and each Transferee shall purchase from the Transferors the Equity Interest set forth opposite such Transferee’s name on Schedule B hereto.

          SECTION 3. Purchase Price and Payment. The aggregate purchase price for the Equity Interests (the “Purchase Price”) shall be Renminbi ten million (RMB10,000,000) yuan in cash. On the Closing Date (as defined below), each Transferee shall pay to the Transferors the portion of the Purchase Price set forth opposite such Transferee’s name on Schedule B hereto in cash in Renminbi yuan by check or wire transfer in immediately available funds to an account designated in writing by the Transferors.

          SECTION 4. Closing. Subject to the satisfaction or waiver of the conditions set forth in Section 9 and Section 10 hereof, the sale and transfer of the Equity Interests contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling LLP, 2318 China World Tower Two, 1 Jianguomenwai Avenue, Beijing, PRC on the Business Day immediately following the date of issuance of the Business License, or at such other place or at such other time or on such other date as the parties may agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

          SECTION 5. Closing Obligations. At the Closing: (a) The Transferors shall deliver to the Transferees:

          (i) a written waiver, in the form reasonably satisfactory to the Transferees, of any right of first offer or any right of first refusal which each of the Transferors may have against each other with respect to the equity transfers by them to the Transferees pursuant to Section 2 hereof;

          (ii) the resolutions of the shareholders’ meeting of the Company approving (A) the equity transfers by the Transferors to the Transferees pursuant to Section 2 hereof and (B) the capital increase set forth in Section 11(b) hereof;

          (iii) the revised Articles of Association of the Company, as filed with the Shenzhen Municipal Administration of Industry and Commerce, reflecting (A) the Transferees as the shareholders of the Company pursuant to Section 2 hereof and (B) the capital increase set forth in Section 11(b) hereof;

          (iv) the amended Business License, which shall reflect the capital increase set forth in Section 11(b) hereof;

          (v) the investment certificates issued by the Company to each of the Transferees reflecting their respective equity interests in the Company and the amounts of capital contributions thereto;

          (vi) the revised shareholders register reflecting the Transferees as the shareholders of the Company pursuant to Section 2 hereof;

          (vii) evidence that all documents required to effect the equity transfers by the Transferors to the Transferees have been duly filed with the relevant Governmental Authority;

          (viii) a receipt for the Purchase Price;

          (ix) the capital verification report issued by a certified public accountant with respect to the capital increase set forth in Section 11(b) hereof;

          (x) the relevant certificates required to be delivered pursuant to Section 9.

     (b) The Transferees shall deliver to the Transferors:

          (i) documents evidencing the payment of the Purchase Price to the Transferors; and

          (ii) the relevant certificates required to be delivered pursuant to Section 10 hereof.

          SECTION 6. Acquisition of Rights. Upon the Closing and as of the Closing Date, the Transferors shall transfer to the Transferees, and the Transferees shall acquire from the Transferors, the Equity Interests and all related right, title and interest of the Transferors in and to the Company, free from all Encumbrances and together with all rights and benefits now or hereafter attaching thereto, including all rights to dividends and other distributions made after the Closing Date.

          SECTION 7. Representations and Warranties of Each Transferor and the Company. Each of the Transferor and the Company hereby represents and warrants, jointly and severally, to the Transferees as of the date hereof as follows:

     (a) Authority to Execute and Perform this Agreement. Each of the Transferor and the Company has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby. Each of the Transferor and the Company has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of each of the Transferor and the Company, enforceable against the Transferor and the Company, respectively, in accordance with its terms.

     (b) No Conflict. The execution and delivery by each of the Transferor and the Company of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company under, the Articles of Association of the Company, any provision of any contract to which the Company is a party or by which any properties or assets of the Company are bound (including without limitation, any contract entered into between the Company and China Mobile Communications Corporation or any of its Affiliates), or any provision of any Governmental Order or Law applicable to the Transferor or the Company.

     (c) Governmental Consents and Approvals. Except for the governmental approvals as set forth in Sections 9(d), (e) and (f) hereof, no consent of, or registration or filing with, any Governmental Authority is required to be obtained or made by or with respect to the Transferor or the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

     (d) Other Consents. If a Transferor is married and the Equity Interests of such Transferor constitute community property or otherwise need spousal consent or other approval to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Transferor’s spouse, enforceable against such spouse in accordance with its terms. No trust of which a Transferor is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

     (e) Registered Capital. The registered capital of the Company is RMB2,000,000 and has been duly and validly authorized and fully paid by the Transferors. The Equity Interests constitute all of the issued and outstanding equity of the Company.

     (f) The Equity Interests. Each Transferor is the record and beneficial owner of the Equity Interests set forth opposite such Transferor’s name on Schedule A attached hereto, free and clear of any Encumbrance. None of the Transferors owns, of record or beneficially, any equity interests or ownership of the Company other than the Equity Interests. Each of (a) the Equity Interest Transfer Agreements dated as of June 20, 2003, among Liu Song, Zhang Shulue and Wang Bin, (b) the Equity Interest Transfer Agreements dated as of June 20, 2003, among Rao Wenhua, Diao Duanlin, Li Wei, Zhang Yali, Xie Xin and Jin Zhiqiang, (c) the Equity Interest Transfer Agreements dated as of June 20, 2003, between Zhang Lihua and Wang Bin, and (d) the Equity Interest Transfer Agreements dated as of June 20, 2003, among Yang Xiaoping, Zhang Shulue, Ji Bin and Diao Duanlin (each an “Equity Interest Transfer

Agreement”) was duly executed and delivered and constitutes the legal, valid and binding obligation of the parties thereto, enforceable against the parties thereto in accordance with its terms.

     (g) Subsidiary. The Company does not own, have any investment in, or control, directly or indirectly, any entity, enterprise or company, and is not a participant in any joint venture or partnership.

     (h) Compliance with Laws. The Company has conducted and continues to conduct its business in accordance with all Laws and Governmental Orders applicable to the Company or any of its properties or assets and the Company is not in violation of any such Law or Governmental Order.

     (i) Permits; Compliance. The Company is in possession of all franchises, licenses, permits, certificates, approvals and orders of any Governmental Authority necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted in the PRC, and no suspension or cancellation of any of such franchises, licenses, permits, certificates, approvals and orders is pending or, to the knowledge of the Company and the Transferors after due inquiry, threatened.

          SECTION 8. Representations and Warranties of the Transferees. Each Transferee hereby represents and warrants, jointly and severally, to the Transferors as of the date hereof as follows:

     (a) Authority to Execute and Perform this Agreement. Each Transferee has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby. Each Transferee has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of such Transferee, enforceable against such Transferee in accordance with its terms.

     (b) No Conflict. The execution and delivery by each Transferee of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, any provision of any contract to which such Transferee is a party or by which any properties or assets of such Transferee are bound or, any provision of any Governmental Order or Law applicable to such Transferee.

     (c) Governmental Consents and Approvals. Except as otherwise contemplated or set forth in this Agreement, no consent of, or registration or filing with, any Governmental Authority is required to be obtained or made by or with respect to the Transferees in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

     (d) Other Consents. If a Transferee is married and the purchase of the Equity Interests by such Transferee needs spousal consent or other approval to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Transferee’s spouse, enforceable against such spouse in accordance with its terms. No trust of which a Transferee is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

          SECTION 9. Conditions to Obligations of the Transferees. The obligations of the Transferees to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, on or prior to the Closing Date, of each of the following conditions:

     (a) The representations and warranties of the Transferors and the Company contained in Section 7 shall be true and correct in all material respects on and as of the Closing except that representations and warranties that address matters only as of a particular date shall have been true and correct in all material respects as of such date; provided, however, that any representation or warranty that is qualified by materiality shall be true and correct in all respects as of the Closing or as of such earlier date, as the case may be. The Transferees shall have received a certificate of the Transferors and the Company to such effect duly executed by the Transferors and the Company.

     (b) The covenants contained in this Agreement to be complied with by the Transferors and the Company shall have been complied with in all material respects. The Transferees shall have received a certificate of the Transferors and the Company certifying such compliance.

     (c) No Action shall have been commenced or threatened by or before any Governmental Authority against the parties hereto, seeking to restrain the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Transferees, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 9(c) shall not apply if the Transferee has directly or indirectly solicited or encouraged any such Action.

     (d) The Guangdong Telecommunications Administration shall have approved this Agreement and the transfer of the Equity Interests contemplated by this Agreement.

     (e) The capital increase set forth in Section 11(b) hereof shall have been fully completed.

     (f) The Business License amended as a result of the transactions set forth herein shall have been issued by the Shenzhen Municipal Administration of Industry and Commerce to the Company.

          SECTION 10. Conditions to Obligations of the Transferors. The obligations of the Transferors to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, on or prior to the Closing Date, of each of the following conditions:

     (a) The representations and warranties of the Transferees contained in Section 8 shall be true and correct in all material respects on and as of the Closing except that representations and warranties that address matters only as of a particular date shall have been true and correct in all material respects as of such date; provided, however, that any representation or warranty that is qualified by materiality shall be true and correct in all respects as of the Closing or as of such earlier date, as the case may be. The Transferors shall have received a certificate of the Transferees to such effect duly executed by the Transferees.

   (b) The covenants contained in this Agreement to be complied with by the Transferees shall have been complied with in all material respects. The Transferors shall have received a certificate of the Transferees certifying such compliance.

   (c) No Action shall have been commenced or threatened by or before any Governmental Authority against the parties hereto, seeking to restrain the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Transferors, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 10(c) shall not apply if any Transferor has directly or indirectly solicited or encouraged any such Action.

   (d) The Guangdong Telecommunications Administration shall have approved this Agreement and the transfer of the Equity Interests contemplated by this Agreement.

   (e) The Business License shall have been issued by the Shenzhen Municipal Administration of Industry and Commerce to the Company.

          SECTION 11. Conduct of Business Prior to the Closing. (a) The Company and the Transferors covenant and agree that, between the date hereof and the time of the Closing, except as otherwise specified in paragraph (b) below, the Company shall not, and the Transferors shall not cause the Company to, conduct its business other than in the ordinary course and consistent with the Company’s prior practice. Without limiting the generality of the foregoing, the Company shall, and the Transferors shall cause the Company to, (i) continue its advertising and promotional activities, and pricing and purchasing policies, in accordance with past practice; (ii) not shorten or lengthen the customary payment cycles for any of its payables or receivables; (iii) use its best efforts to (A) preserve intact its business organizations and the business organization of its business, (B) keep available to the Transferees the services of the employees of the Company, (C) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the Company and its business, (D) preserve its current relationships with its customers, suppliers and other persons with which it has had significant business relationships and (E) maintain and protect its interest in all intellectual property rights owned by or licensed to the Company; and (iv) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of each of the Transferors or the Company to be untrue or result in a breach of any covenant made by each of the Transferors or the Company in this Agreement.

          (b) The parties hereto agree that, as soon as possible after the execution of this Agreement, the Transferors shall make additional capital contribution to the Company based on the same shareholding ratio as set forth in the second column of Schedule A attached hereto, to increase the registered capital of the Company to Renminbi ten million (RMB10,000,000) yuan, amend the Articles of Association of the Company and obtain the Business License reflecting the additional capital contribution to the registered capital thereof.

          SECTION 12. Termination. This Agreement may be terminated prior to the Closing Date on such date as the Transferees and the Transferors may agree in writing.

          SECTION 13. Further Action. Each of the parties hereto shall use all reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable, including but not limited to, under applicable Laws, and execute and deliver such documents, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

          SECTION 14. General Provisions. (a) Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses, including, without limitation, all fees and disbursements of counsel, accountants, financial advisors, experts and consultants incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that the Transferors and the Transferees shall each bear one half of the stamp duties assessed in connection with the number of original copies of this Agreement required by any Governmental Authority.

          (b) Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without prior consent from the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

          (c) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

          (d) Notice. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14(d)):

(i) if to the Transferees:

c/o Soho New Town
16F, Building C
88 Jianguo Road
Beijing, PRC 100022
Telephone: (86-10) 6566-5009
Telecopy: (86-10) 8580-5095
Attention: Charles Chao

with a copy to:
Shearman & Sterling
2318 China World Tower Two
1 Jianguomenwai Avenue
Beijing, PRC 100004
Telephone: (86-10) 6505-3399

Telecopy: (86-10) 6505-1818
Attention: Lee Edwards, Esq.

(ii) if to the Company:

Shenzhen Wang Xing Technology Co., Ltd.
Room 1105, Building A, ZhongShen Garden
Caitian Road South, Futian
Shenzhen, China 518026
Telephone:(86-755) 8299 5511
Telecopy:(86-755) 8299 6116
Attention: Zhang Shulue

(iii) if to the Transferors:

c/o Shenzhen Wang Xing Technology Co., Ltd.
Room 1105, Building A, ZhongShen Garden
Caitian Road South, Futian
Shenzhen, China 518026
Telephone: (86-755) 8299 5511
Telecopy: (86-755) 8299 6116
Attention: Zhang Shulue

          (e) Counterparts; Language. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement. This Agreement shall become effective against any Transferor when one or more counterparts have been executed by such Transferor and delivered to any Transferee. Each party need not sign the same counterpart. This Agreement is written in both Chinese and English languages. Both versions shall be equally valid and binding.

          (f) Entire Agreement; No Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          (g) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the PRC regardless of the applicable principles of conflicts of law.

          (h) Effectiveness of this Agreement. This Agreement shall become effective upon the execution of the parties and the approval of the Guangdong Telecommunications Administration.

          (i) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part.

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          IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

TRANSFERORS:

/s/ Wang Bin
Wang Bin

/s/ Zhang Shulue
Zhang Shulue

/s/ Ji Bin
Ji Bin

/s/ Diao Duanlin
Diao Duanlin

/s/ Li Wei
Li Wei

/s/ Zhang Yali
Zhang Yali

/s/ Xie Xin
Xie Xin

/s/ Rao Wenhua
Rao Wenhua

/s/ Jin Zhiqiang
Jin Zhiqiang

THE COMPANY:

SHENZHEN WANG XING TECHNOLOGY CO., LTD.

By:	/s/ Wang Bin

Name: Wang Bin
Title: Chairman

TRANSFEREES:

/s/ Yan Yuanchao
Yan Yuanchao

/s/ Ling Huai
Ling Huai

/s/ Wang Jie
Wang Jie

/s/ Lin Danhong
Ling Danhong

/s/ Chen Tong
Chen Tong

SCHEDULE A

TRANSFERORS

	Percentage of Equity Interest Owned	Allocation of the
Name	Immediately Prior to the Closing	Purchase Price
Wang Bin	35.64%	RMB712,800

Zhang Shulue	17.01%	RMB340,200

Ji Bin	12.15%	RMB243,000

Diao Duanlin	12.15%	RMB243,000

Li Wei	9.00%	RMB180,000

Zhang Yali	4.05%	RMB81,000

Xie Xin	4.00%	RMB80,000

Rao Wenhua	3.00%	RMB60,000

Jin Zhiqiang	3.00%	RMB60,000

SCHEDULE B

TRANSFEREES

	Percentage of Equity Interest Owned	Amount of Purchase
Name	Immediately Following the Closing	Price to be Paid
Yan Yuanchao Ling Huai Wang Jie Ling Danhong Chen Tong	20% 20% 20% 20% 20%	RMB2,000,000 RMB2,000,000 RMB2,000,000 RMB2,000,000 RMB2,000,000